Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Lynne M. Neel (610) 882-8800

Embassy Bancorp, Inc. Announces Annual Cash Dividend

BETHLEHEM, Pa. – June 17, 2026 - Embassy Bancorp, Inc. (OTCQX: EMYB) announced today that its Board of Directors has declared an annual cash dividend of $0.55 per share, payable on July 14, 2026, to shareholders of record on June 26, 2026.  This represents an over 14% increase over last year’s dividend and our 17th consecutive year of paying a dividend.

“I’m pleased to announce our annual dividend, highlighting the strength of our performance,” said David M. Lobach, Jr., Chairman, President, and Chief Executive Officer. “Our steady and increasing dividend payments demonstrate both our positive financial position and our commitment to creating long-term shareholder value.”

Embassy Bank was recently named the Lehigh Valley’s “Best Bank & Mortgage Company” for the fifth consecutive year by the Who’s Who in Business survey published in Lehigh Valley Style magazine. The Bank also ranks fourth in deposit market share across Lehigh and Northampton Counties as of June 2025, earned The Morning Call’s “Best Bank” designation in 2025, and continues to hold a 5‑Star Bauer Financial rating, reflecting its impressive performance and long‑standing stability.

These honors reflect our longstanding commitment to customer service, community involvement, and the dedication of our team. As an independent community bank, we remain true to our founding vision of serving the Lehigh Valley with integrity, responsiveness, and a long-term perspective. We believe this approach positions us for continued growth and lasting value for all our stakeholders.

About Embassy Bancorp, Inc.

Embassy Bancorp, Inc., with over $1.8 billion in assets, is the parent company of Embassy Bank For the Lehigh Valley, a full-service community bank that has served Pennsylvania’s Lehigh Valley since 2001 and nearing its 25th anniversary this Fall. With ten branch locations and a comprehensive suite of digital banking services, Embassy Bank remains committed to providing exceptional financial solutions to the community.

For more information, visit www.embassybank.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Embassy Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC). The statements are valid only as of the date hereof and Embassy Bancorp, Inc. disclaims any obligation to update this information.